Exhibit 2.5

Sale of Shares in the Share Capital of PGI (Macao) Limited

AN AGREEMENT made between:

1.	PROGRESSIVE GAMING INTERNATIONAL (AUSTRALASIA) PTY LTD., a company with its registered office at Suite 601, 18-20 Orion Road, Lane Cove, New South Wales, 2006, Australia (the “First Seller”), herein represented by Bryce John Rubio;

2.	PROGRESSIVE GAMING INTERNATIONAL CORPORATION, a company with its registered office at 920 Pilot Road, Las Vegas, Nevada, USA 89119, United States of America (the “Second Seller” or, together with the First Seller, the “Sellers”) herein represented by Bryce John Rubio;

3.	IGT ASIA, LDA., a limited company by quotas with its registered office in Macau, at Alameda Dr. Carlos d’Assumpção, n.º 263 – China Civil Plaza, Bloco A, 11.º andar “L- P”, (the “First Purchaser”), herein represented by Maria Beatriz de Melo e Sá Segorbe Luís;

4.	INTERNATIONAL GAME TECHNOLOGY, a company with its registered office at 9295 Prototype Drive, Reno, Nevada 89521, USA (the “Second Purchaser” or, together with the First Purchaser, the “Purchasers”), herein represented by Maria Beatriz de Melo e Sá Segorbe Luís;

5.	PGI (MACAO) LIMITED, a limited liability company by quotas with registered office in Macau, at Avenida Comercial de Macau, AIA Tower, n.º 251A-301, Unit 2, 5th Floor, herein represented by Bryce John Rubio, and

6.	PRIVATE EQUITY MANAGEMENT GROUP FINANCIAL CORPORATION, a company with its registered office at 1 Park Plaza, Suite 550, Irvine CA 92614, USA (“PEM”), herein represented by Bernardo Afonso de Paiva Morão Alves Mateus.

WHEREAS:

A.	The Sellers have provided collateral in the form of inter alia a pledge of their respective shares (two shares, designated as “quotas” by the laws of Macau, one being in the amount of MOP$99,000 held by the First Seller and the other in the amount of MOP$1,000 held by the Second Seller, hereinafter collectively referred to as the “Sale Shares”) in the MOP$100,000 share capital of PGI (Macao) Limited, in favour of both PEM and the Second Purchaser, as security for the provision to the Second Seller of certain credit facilities and financial accommodations and the purchase of certain convertible notes, under a share pledge agreement dated 16 October 2008 entered into by and between these parties which is registered at the Companies Registry of Macau under n.º AP. 38/05012009 (the “Pledge of Shares”).

B.	An event of default with respect to the financial obligations of the Second Seller to PEM under the finance documents that govern the provision of the financial assistance

Exhibit 2.5

referred to in A. above has occurred which entitles PEM to enforce the Pledge of Shares pursuant to the terms thereof.

C.	The Sellers acknowledge that the Pledge of Shares has now become enforceable for the reasons described in B. above.

D.	PEM and Second Purchaser or its subsidiary have contemporaneously herewith entered into that certain Secured Party Assignment and Bill of Sale (“Bill of Sale”), pursuant to which PEM intends to sell to Second Purchaser certain assets of Second Seller and of certain subsidiaries of Second Seller.

E.	Each and all of the Sellers, PEM and the Second Purchaser concur that the objective of setting off the value of the Sale Shares against the current indebtedness of the Second Seller to PEM arising from the default of the obligations mentioned in B. above can be achieved by way of a direct sale of the Sale Shares and the subsequent transfer of the sale proceeds to PEM, such direct sale having a cost and time effective advantage over the enforcement of the Pledge of Shares.

F.	By agreement between the Sellers, PEM and the Second Purchaser, the value of US$1,665,000 for the Sale Shares, being US$1,648,350 for the sale of the MOP$99,000 share held by the First Seller and US$16,650 for the sale of the MOP$1,000 share held by the Second Seller has been established as a commercially fair value for a sale and purchase of, as applicable, both or one or the other of the Sale Shares.

G.	The Purchasers have expressed their interest in acquiring the Sale Shares.

H.	Each and all of the Sellers, PEM and the Second Purchaser acknowledge that the determination of the fair value for a sale and purchase of the Sale Shares has not been unduly influenced by the circumstances of the parties, in particular the fact that the Second Seller is in default, the Pledge of Shares has become enforceable and the Second Purchaser is one of the beneficiaries of the Pledge of Shares. It this noted in this respect that PEM and the Second Purchaser are independent entities, there are no relations of control or dominance of either one or its respective group of companies over the other, they transact business with each other on ordinary commercial terms and PEM, as the party to whom the proceeds of the sale of the Sale Shares will be delivered, would expect to receive as to such proceeds the fair commercial value of the sale of the Sale Shares regardless of the identity of the party who would be purchasing the Sale Shares and or paying out the proceeds thereof.

I.	The Sellers and the Purchasers are desirous of entering into the sale and purchase of the Sale Shares on the terms set out below.

J.	PGI (Macao) Limited has, pursuant to article five of its Articles of Association, consented to the sale of the Sale Shares and waived its right of first refusal with respect to such sale.

NOW, IT IS HEREBY AGREED AS FOLLOWS:

1. The First Seller sells to the First Purchaser its share of MOP$99,000 in the share capital of PGI (Macao) Limited for a consideration of US$1,648,350 equivalent to MOP$13,186,800,

Exhibit 2.5

free of any charges or encumbrances save for the charge created over such share by the Pledge of Shares.

2. The First Purchaser accepts the transfer to it of the share referred to in paragraph 1 for the consideration and other terms stated therein.

3. The Second Seller sells to the Second Purchaser its share of MOP$1,000 in the share capital of PGI (Macao) Limited for a consideration of US$16,650 equivalent to MOP$133,200, free of any charges or encumbrances save for the charge created over such share by the Pledge of Shares.

4. The Second Purchaser accepts the transfer to it of the share referred to in paragraph 3 for the consideration and other terms stated therein.

5. Subject to paragraph 10, the First Seller acknowledges receipt of the full amount of the consideration payable to it as stated in paragraph 1 and hereby discharges the First Purchaser from the obligation to settle such consideration.

6. The First Seller hereby directs the First Purchaser, who accepts to be so instructed, to, without prejudice to paragraphs 9 and 10, pay the full amount of the consideration stated in paragraph 1 to PEM, on its behalf, in exchange for PEM releasing (a) its pledge in the share referred to in paragraph 1 pursuant to the Pledge of Shares, and (b) its interest in a floating charge over the assets of PGI (Macao) Limited created by a floating charge agreement dated

16 October 2008, which is registered at the Companies Registry of Macau under n.º AP.

43/27112008 (the “Floating Charge”).

7. Subject t paragraph 10, the Second Seller acknowledges receipt of the full amount of the consideration payable to it as stated in paragraph 3 and hereby discharges the Second Purchaser from the obligation to settle such consideration.

8. The Second Seller hereby directs the Second Purchaser, who accepts to be so instructed, to, without prejudice to paragraphs 9 and 10, pay the full amount of the consideration stated in paragraph 3 to PEM, on its behalf, in exchange for PEM releasing (a) its pledge in the share referred to in paragraph 3 pursuant to the Pledge of Shares, and (b) its interest in the Floating Charge.

9. Subject to paragraph 10, the consideration of US$1,648,350 and US$16,650 as referred to in paragraphs 1 and 3 (the “Purchase Price”) shall be paid directly to PEM by both Purchasers for the benefit of and on behalf of First Seller and Second Seller, respectively, by bank transfer.

10. The payment of the Purchase Price is conditional upon satisfaction of:

(a)	all conditions of the completion of the sale of the Sale Shares pursuant to this Agreement;

(b)	PEM’s interest in the Pledge of Shares and PEM’s interest in the Floating Charge shall be released as provided in paragraphs 6 and 8, and

(c)	any and all other conditions of the sale of assets to Second Purchaser pursuant to the Bill of Sale.

11. Upon the payment of the Purchase Price, the completion of the sale of the Sale Shares

Exhibit 2.5

pursuant to this Agreement shall be final.

12. The release of PEM’s interest in the Pledge of Shares and its interest in the Floating Charge shall be done in a such way that the interest of the Second Purchaser in the Pledge of Shares (save, with respect only to the share referred to in paragraph 3 above which is being acquired by the Second Purchaser, to the extent that by applicable law such interest may be extinguished as a result of such acquisition) and its interest in the Floating Charge will continue to be in full force and effect and remain in place.

13.	The costs and expenses between the parties will be as set forth in the Bill of Sale.

14.	Pending the registration of the Sale Shares in the name of the Purchasers, the Sellers and

PEM, for themselves and their successors and assigns, irrevocably constitute and appoint the Purchasers and their successors and assigns, and each of them, the true and lawful attorney of the Sellers and PEM, with full power of substitution and give and grant unto the Purchasers and their successor and assigns, and each of them full power and authority in the name of the Sellers and PEM and any respective successors and assigns, at any time and from time to time, to exercise all voting rights available to the Sellers and PEM, respectively as current registered holders and pledgee of the Sale Shares, in respect of the Sale Shares. The Sellers and PEM undertake to execute such further documents as may be required by the laws of Macau, including notarial instruments and letters of appointment of representative to general meeting, to give full effect to the power and authority given to the Purchasers in this paragraph. The power of attorney granted under this clause 14 shall cease to have effect upon the registration of the Sale Shares in the name of the Purchasers or their nominees.

Made in Macau, on 19 January 2009

For and on behalf of PROGRESSIVE GAMING INTERNATIONAL (AUSTRALASIA) PTY LTD.

/s/ Bryce John Rubio Bryce John Rubio

For and on behalf of PROGRESSIVE GAMING INTERNATIONAL CORPORATION

/s/ Bryce John Rubio Bryce John Rubio

For and on behalf of IGT ASIA LDA. /s/ Maria Beatriz de Melo e Sá Segorbe Luís Maria Beatriz de Melo e Sá Segorbe Luís

Exhibit 2.5

For and on behalf of INTERNATIONAL GAME TECHNOLOGY

/s/ Maria Beatriz de Melo e Sá Segorbe Luís Maria Beatriz de Melo e Sá Segorbe Luís

For and on behalf of PGI (MACAO) LIMITED

/s/ Bryce John Rubio Bryce John Rubio

For and on behalf of PRIVATE EQUITY MANAGEMENT GROUP FINANCIAL CORPORATION

/s/ Bernardo Afonso de Paiva Morão Alves Mateus Bernardo Afonso de Paiva Morão Alves Mateus